Exhibit 10.03

GREEN DOT CORPORATION
2010 EQUITY INCENTIVE PLAN
NOTICE OF PERFORMANCE- BASED RESTRICTED STOCK UNIT AWARD
GRANT NUMBER:

Unless otherwise defined herein, the terms defined in the Green Dot Corporation (the “Company”) 2010 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”).

Name:	[NAME]

Address:	c/o Green Dot Corporation, 3465 E. Foothill Blvd., Pasadena, CA 91107
You ( you or “Participant”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Award Agreement (Restricted Stock Units) (hereinafter “RSU Agreement”).

Number of RSUs:	[MAXIMUM NUMBER] ([TARGET NUMBER])

Date of Grant:	March 25, 2016

Vesting Commencement Date:	N/A

Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs, with earlier expiration upon the Termination Date

Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the RSU Agreement, the RSUs will vest in accordance with the schedule set forth on Exhibit A.
You understand that your employment or consulting relationship or service with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice, the RSU Agreement or the Plan changes the at-will nature of that relationship. You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant of the Company. You also understand that this Notice is subject to the terms and conditions of both the RSU Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the RSU Agreement and the Plan.

PARTICIPANT	GREEN DOT CORPORATION

Signature:	By:

Print Name:	[NAME] Its:

GREEN DOT CORPORATION
AWARD AGREEMENT (RESTRICTED STOCK UNITS) TO THE
2010 EQUITY INCENTIVE PLAN

Unless otherwise defined herein, the terms defined in the Green Dot Corporation (the “Company”) 2010 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Award Agreement (Restricted Stock Units) (the “Agreement”).
You have been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement.
1.Settlement. Settlement of RSUs shall be made (i) within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice or (ii) by March 15th of the year following the Performance Period. Settlement of RSUs shall be in Shares.
2.    No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right dividends or to vote such Shares.
3.    Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.
4.    No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.
5.    Termination. If Participant’s service Terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.
6.    U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition. Upon vesting of the RSU, Participant will include in income the fair market value of the Shares subject to the RSU. The included amount will be treated as ordinary income by Participant and will be subject to withholding by the Company when required by applicable law. Upon disposition of the Shares, any subsequent increase or decrease in value will be treated as short-term or long-term capital gain or loss, depending on whether the Shares are held for more than one year from the date of settlement. Further, an RSU may be considered a deferral of compensation that may be subject to Section 409A of the Code. Section 409A of the Code imposes special rules to the timing of making and effecting certain amendments of this RSU with respect to distribution of any deferred compensation. You should consult your personal tax advisor for more information on the actual and potential tax consequences of this RSU.
7.    Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan. Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
8.    Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

9.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.
10.    Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
11.    Recoupment.    This Policy is subject to the terms and conditions of any of the Company’s applicable recoupment or clawback policies (as previously adopted, and as may be amended or restated from time to time).  Notwithstanding the foregoing, the Company may, in its sole discretion, implement any recoupment or clawback policies or make any changes to any of the Company’s existing recoupment or clawback policies, as the Company deems necessary or advisable in order to comply with applicable law or regulatory guidance (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act).
12.    No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s service, for any reason, with or without cause.
By your signature and the signature of the Company’s representative on the Notice, Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.

Exhibit A
Vesting Schedule
Performance-Based Restricted Stock Unit (“PRSU”) Grant
[NAME] PRSU Grant, dated March 25, 2016

Terms not otherwise defined in this Exhibit A shall have the meaning ascribed to them in the Plan or the form of agreement underlying each PRSU grant, as applicable.

The Shares subject to the PRSU shall vest in four (4) equal installments based upon achievement of the applicable targets as set forth in the EPS Table below for Earnings Per Share for the Performance Period. The determination of whether such Earnings Per Share target has been satisfied will be made by the Company’s Compensation Committee of the Board (with such determination to be made not later than March 15, 2017).

EPS Table

Earnings Per Share Target	Percentage Target PRSUs to Vest
Less than 93.5% of Goal*	0%
93.5% of Goal*	50%
97.0% of Goal*	75%
100% of Goal*	100%
103.5% of Goal*	125%
107.5% of Goal*	150%
____
* Rounded to the nearest cent

Upon achieving the applicable Earnings Per Share Target (as determined and certified by the Company’s Compensation Committee) in the EPS Table above, twenty-five percent (25%) of the Percentage Target PRSUs shall vest upon the date of certification by the Company’s Compensation Committee of the Earnings Per Share generated by the Company for the Performance Period, and the remaining seventy-five percent (75%) of the Shares subject to the PRSU shall vest ratably over the next three years on each December 31 such that all Shares subject to the PRSU shall be fully vested on December 31, 2019 (subject to your continued employment (but in each case subject to the Company’s Corporate Transaction Policy (which may then be in effect)).

If the Earnings Per Share Target is less than 93.5% of Goal or you are not employed by the Company as of the end of the Performance Period, then no Shares subject to this PRSU shall vest and all unvested PRSUs shall be forfeited to the Company forthwith, and all rights of Participant to the PRSU shall immediately terminate.

Notwithstanding the foregoing, in the event of a Corporate Transaction prior to completion of the Performance Period the PRSU shall convert to a time-based vesting schedule with any then unvested and nonforfeited PRSUs vesting ratably on each December 31 (subject to your continued employment (but in each case subject to the Company’s Corporate Transaction Policy (which may then be in effect)). The number of PRSUs that shall convert to a time based vesting schedule upon a Corporate Transaction shall be the Target PRSUs.

Definitions/Principles

“Earnings Per Share” will be calculated as non-GAAP EPS (as defined below) and shall exclude the impact of Shares repurchased by the Company in calendar year 2016.

“Earnings Per Share Target” is the applicable dollar amount derived from the calculation in the EPS Table above.

“Goal” means the amount of non-GAAP EPS that the Compensation Committee determined on the Date of Grant as the goal under this PRSU and has communicated to the Participant upon notifying the Participant of this PRSU award.

“Non-GAAP EPS” means GAAP net income for the year ending December 31, 2016 reflected in Green Dot’s consolidated statements of income excluding (i) employee stock-based compensation expense, (ii) amortization of acquired intangibles, (iii) change in fair value of contingent consideration, (iv) transaction costs, (v) impairment charges, (vi) amortization of deferred financing costs, (vii) costs and expenses incurred in connection with proxy contests and similar engagements and (viii) other income and expense that the Committee Compensation determines are not reflective of ongoing operating results, each tax effected using the Company’s year-to-date effective tax rate, divided by the diluted weighted-average shares issued and outstanding for the year ending December 31, 2016 reflected in Green Dot’s consolidated statements of income after giving effect to the assumed conversion of weighted-average shares of preferred stock for that period.

“Percentage Target PRSUs” means the Target PRSUs multiplied by the percentage set forth in the EPS Table above in the column captioned “Percentage Target PRSUs to Vest” that corresponds to the Earnings Per Share Target that the Company’s Compensation Committee determines and certifies as provided above. To the extent the Compensation Committee determines and certifies that the Earnings Per Share generated by the Company for the Performance Period is in between Earnings Per Share Targets, the percentage to be used to calculate the Percentage Target PRSUs shall be determined by the Compensation Committee through interpolation.

“Performance Period” means January 1, 2016 through December 31, 2016.

“Target PRSUs” means the number of shares of Common Stock associated with the PRSU grant as determined by the Compensation Committee, and as set forth in the notice of grant as being the “target” number of PRSUs.